Exhibit 99.1

US Foods:	US Foods:
INVESTORS: Melissa Napier	MEDIA: Sara Matheu
847-720-2767	847-720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Completes Acquisition of SGA’s Food Group of Companies
ROSEMONT, Ill. (BUSINESS WIRE) Sept. 13, 2019 – US Foods Holding Corp. (NYSE: USFD) today announced that it has successfully completed the previously announced $1.8 billion all cash acquisition of SGA’s Food Group of Companies, a leading foodservice distributor with a diverse customer base in the West and Northwest regions of the country.
About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

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